UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

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TWITTER, INC.

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On August 4, 2022, in connection with the pending acquisition of Twitter, Inc. (“Twitter”) by an affiliate of Elon Musk, Sean Edgett, Twitter’s General Counsel, sent the following email to Twitter employees:

Team,

Today we filed a response to counterclaims raised by our acquirer, stating that we believe his claims are factually inaccurate, legally insufficient, and commercially irrelevant. You can read it in full here, as well as our updated FAQ doc here. For those who get questions from clients or partners, this main FAQ can help you respond as well.

Additionally, we had the opportunity to request redactions in the counterclaim upon Musk’s public filing. We chose not to redact any information–we fully stand behind our SEC filings, the methodologies we use to calculate mDAU, and our statements about the percentage of spam accounts on our platform.

As you all know, we offer our customers a highly sophisticated set of tools and features to run and measure the effectiveness of their campaigns across our platform, with a foundation of transparency and strong ROI. We will continue to work closely with our advertisers and partners to ensure that the false claims in this countersuit do not distract from our best-in-class customer service, client solutions, and commitment to brand safety that we have always delivered.

Thanks,

Sean

Twitter Acquisition: Tweep FAQ

Updates as of August 4, 2022

What is mDAU?

●

Twitter defines monetizable daily active usage or users (mDAU) as people, organizations, or other accounts who logged in or were otherwise authenticated and accessed Twitter on any given day through twitter.com, Twitter applications that are able to show ads, or paid Twitter products, including subscriptions.

●	Monetizable means they could see ads or pay Twitter through a subscription, not that they will see ads on any given day. As our filings state, they are on a monetizable client or application.

How does Twitter determine mDAU?

●

When an account logs in or is otherwise authenticated on Twitter on any given day through twitter.com, Twitter applications that are able to show ads, or paid Twitter products, including subscriptions.

●

Average mDAU for a period represents the number of mDAU on each day of such period divided by the number of days for such period. Changes in mDAU are a measure of changes in the size of our daily “logged in” or otherwise authenticated active total accounts.

Why do we measure mDAU?

●

Audience metrics are seldom one size fits all but some form of daily active usage is a typical metric in our industry. Different products have different definitions they employ tailored to their specific service.

●	mDAU (monetizable daily active user) is designed to be our baseline to gauge broad usage and growth on the Twitter platform.

●	Monetizable means they could see ads or pay for a subscription, not that they will see ads. They are on a monetizable client or application.

●	We are committed to providing something valuable to people on Twitter every day.

●	As stated in our SEC filings, “We believe that mDAU, and its related growth, is the best way to measure our success against our objectives and to show the size of our audience and engagement.”

●

Our goal is not to disclose the largest user number we can but rather one that has more relevance. mDAU is designed to provide relevance and context to external stakeholders that reflects our goal of delivering value to people on Twitter every day and monetizing that usage.

Why do advertisers trust Twitter?

●	Twitter has historically built integrity through transparency and consistent operating principles. This approach is unwavering and something that differentiates us.

●

Twitter has never been more important to our customers around the world. We are working closely with our clients and partners, who can continue to expect our best-in-class customer service, client solutions and commitment to brand safety.

●	We remain focused on delivering priority solutions in areas such as performance marketing, measurement, shopping, brand strategy and more.

●	We stand by our reporting methods and are transparent with the process for estimating our mDAU, accounts that are spam within mDAU and when updates are made.

●	As stated in our SEC filings, “We believe that mDAU, and its related growth, is the best way to measure our success against our objectives and to show the size of our audience and engagement.”

How do advertisers measure success on Twitter?

●	The results and metrics associated with campaign objectives are what best determines advertiser ROI.
●	Campaign objectives could focus on areas such as reach, video views, website traffic, app installs, followers, engagements, etc.
●	Targeting can focus on: followers, custom audiences, geography, language, interests, device type, etc.
●	Success metrics may include: Video views, impressions, Site visits, number of app downloads, various cost per data points (i.e. CPI, CPM, CPC, CPE), conversions, brand sentiment, etc.
●	We work with a variety of first and third party measurement companies to help validate.

●	Twitter has solutions that help advertisers measure the success of a campaign, maintain privacy, and brand safety:

●	Twitter First-Party Measurement Solutions

o	Advertisers can leverage Twitter’s suite of first-party measurement solutions to garner learnings such as brand lift, media metrics, viewability, conversions, and more.

●	Third-Party Measurement Solutions
o	Advertisers know their ads are being seen using third-party accredited viewability reporting partners

o	See more here for information on our partners who help advertisers with measurement, Ad analytics, targeting, creative and more.

●	Twitter + Third-Party Brand Lift Surveys

o	We help advertisers measure the impact of campaigns on key brand metrics such as awareness, association, favorability, and consideration, using our first-party and third-party Brand Lift Surveys.

●	Third-Party Viewability — Moat, IAS, DV Direct Integration
o	We help brands measure the quality of impressions and video views of their media buys with our third-party partners such as MOAT, IAS, and DV.

●	Advertiser audience targeting:
o

Via a suite of intuitive, performant, and privacy-compliant tools, we enable advertisers to refine campaign delivery and reach the people that are most likely to be receptive to a brand’s message. Advertisers on Twitter can:

◾	Reach people based on who they are with Demographic targeting.
◾	Reach people based on how they access Twitter with Device targeting.

◾	Reach people based on how they engage on Twitter with Audience Features.

◾	Leverage off-platform data to build Custom Audiences on Twitter.
◾	Let Twitter find the people most likely to drive results with Automated Targeting.

◾	Extend reach to people similar to core audience with Audience Expansion.

●	Enriched Twitter Audiences and Account Based Marketing

o	Twitter can help advertisers drive even more results with powerful ways to reach our audiences.

o

Enriched Twitter Audiences are hyper-targeted custom audiences that expand reach, increase engagement, and improve overall performance. These custom audiences are created by trusted partners using Twitter’s data.

o	For B2B advertisers, Account Based Marketing campaigns identify business decision makers and their influential communities on Twitter.
o	Across many verticals including gaming, fashion, and pharma, these solutions are making it easier for customers to drive results.

●	Campaign Planner: New as of June 2022
o

The tool enables customers to forecast reach, impressions, average frequency, and CPM against a specific audience, campaign duration, frequency setting, placement, and budget for auction-based campaigns.

o	We’ve also made it easier than ever to execute reach campaigns by allowing advertisers to start and save a draft campaign directly from the tool.
o	Campaign Planner is available to advertisers in the United States, United Kingdom, and Japan.

●	Partners can also tap into tools such as Audience Estimate.
●	See more here for examples of successful advertising campaigns that include key campaign metrics.

How does Twitter calculate spam?

●	We shared a comprehensive blog post and Tweet thread about how we define and calculate spam/bots here and here, respectively.
●	Customers org: If clients have questions, you can use this client-facing language reactively.

Does Twitter use AI and ML to identify spam and bots on the platform?

●

We do! Specifically, Twitter deploys spam detection capabilities that have resulted, and continue to result, in the suspension of typically more than one million spam accounts every day, including both automated and manual reviews of accounts and activity on the Twitter platform during and after sign-up. Twitter also locks millions of accounts each week that cannot pass human-verification challenges, such as CAPTCHAs or phone verifications.

●	Our processes encompass a mix of human engagement and automation to identify malicious spam and bots.
●	We are always testing and exploring ways to further advance our systems for detection and remediation.
●

Separate from these automated and manual spam-detection processes, Twitter estimates the prevalence of false and spam accounts within mDAU through multiple human reviews (in replicate) of thousands of randomly selected accounts each quarter using both public and private data.

Did Twitter cooperate by providing the Buyer’s team the information they were requesting?

●	Yes. Twitter has continuously shared information with the buyer to consummate the transaction in accordance with the terms of the merger agreement.
●	Throughout this process we have and will continue to protect proprietary and confidential information of Twitter advertisers and our customers’ private user data.

Why didn’t Twitter choose to redact any information from the acquirer’s countersuit?

●	We fully stand by our SEC filings, the methodologies we use to calculate mDAU, and our statements about the percentage of spam accounts on our platform.

What is our public response to the countersuit?

●	The counterclaims are factually inaccurate, legally insufficient, and commercially irrelevant.

Why did Twitter recast its mDAU values three days after signing the agreement?

●	The updated values for mDAU reflected a change of less than 1% for each impacted period.
●	Twitter has historically built integrity through transparency and consistent operating principles. We reported this out of an abundance of transparency.

●	Twitter disclosed this recast when we announced Q1 2022 Earnings in April.

Why did Twitter move from disclosing MAU to mDAU in 2019?

●

We want to provide something valuable to people on Twitter every day, and we believe that mDAU, and its related growth, are the best ways to measure the success of our objectives and to show the size of our audience and engagement.

On August 4, 2022, Bret Taylor (@btaylor), chair of Twitter’s board of directors, posted the following (the “Taylor Post”):

Twitter filed a response to Mr. Musk’s counterclaims. His claims are factually inaccurate, legally insufficient, and commercially irrelevant. We look forward to the trial in the Delaware Court of Chancery. See the filing here: https://s22.q4cdn.com/826641620/files/doc_news/2022/08/Twitters-Reply-to-Verified-Counterclaims.pdf

Parag Agrawal (@paraga), Twitter’s Chief Executive Officer, Ned Segal (@nedsegal), Twitter’s Chief Financial Officer, and Twitter Investor Relations (@TwitterIR) each subsequently retweeted the Taylor Post.